EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ENDRA Life Sciences Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	-	-	$5,000,000	0.00014760	$738
	Equity	Series A Warrants (3)	457(g)	-	-	-	-	-
	Equity	Series B Warrants (3)	457(g)	-	-	-	-	-
	Equity	Underwriter’s Warrants (3)	457(g)	-	-	-	-	-
	Equity	Pre-Funded Warrants (3)	457(g)	-	-	-	-	-
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Series A Warrants	457(o)	-	-	$5,000,000	0.00014760	$738
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Series B Warrants	457(o)	-	-	$5,000,000	0.00014760	$738
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Underwriter’s Warrants(4)	457(o)	-	-	$300,000	0.00014760	$44.28
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Pre-Funded Warrants (5)	457(o)	-	-	-	-	-
						-	-	-
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$15,300,000		$2,258.28
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$2,258.28

(1)

Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of common stock and warrants issuable upon exercise of the underwriter’s over-allotment option.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	No fee pursuant to Rule 457(g) of the Securities Act.
(4)

We have agreed to issue to the underwriter warrants to purchase the number of shares of common stock in the aggregate equal to 5% of the shares of common stock sold in this offering and the number of shares of common stock issuable upon exercise of the Pre-Funded Warrants. The underwriter warrants are exercisable for a price per share equal to 120% of the public offering price of a share of Common Stock and accompanying warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $300,000, which is equal to 120% of $250,000 (5% of $5,000,000).

(5)

The proposed maximum aggregate offering price of the Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $5,000,000.